Exhibit 5.1

May 12, 2008

Legg Mason, Inc.

100 Light Street

Baltimore, Maryland 21202

Ladies and Gentlemen:

You have requested me, as Deputy General Counsel of Legg Mason, Inc., a Maryland corporation (the “Company”), to render my opinion in connection with the Company’s issuance of an aggregate of 20,000,000 equity units (the “Firm Equity Units”) and up to an aggregate of 3,000,000 Equity Units to cover over-allotments (the “Option Equity Units”, and together with the Firm Equity Units, the “Equity Units”), pursuant to the Underwriting Agreement, dated as of May 6, 2008 (the “Underwriting Agreement”), among the Company and the underwriters (the “Underwriters”) identified in Schedule I thereto. The Equity Units are issued pursuant to an automatic shelf registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 6, 2008 (File No. 333-150653) (the “Registration Statement”), the prospectus, dated May 6, 2008, contained in the Registration Statement as supplemented by the preliminary prospectus supplement, dated May 6, 2008, and the final prospectus supplement, dated May 8, 2008, filed pursuant to Rule 424(b) under the Securities Act.

The Equity Units will initially consist of up to 23,000,000 corporate units (the “Corporate Units”) with a stated amount, per Corporate Unit, of $50.00 (the “Stated Amount”). Each Corporate Unit will initially consist of (i) a stock purchase contract (each, a “Stock Purchase Contract”) under which the holder will agree to purchase and the Company will agree to sell on June 30, 2011, subject to acceleration in connection with any early settlement of such Purchase Contract pursuant to the provisions of the Purchase and Pledge Agreement (as defined below), for an amount of cash equal to the Stated Amount, a number of shares of common stock of the Company, par value $0.10 per share (the “Common Stock”), determined pursuant to the terms of the Purchase and Pledge Agreement and (ii) a 1/20, or 5.0%, undivided beneficial ownership interest in a $1,000 principal amount senior note due June 30, 2021 (the “Notes”), issued pursuant to an indenture, dated May 12, 2008, between the Company and The Bank of New York, as trustee, as amended and supplemented by a supplemental indenture dated as of May 12, 2008 (collectively, the “Indenture”) between the Company and the Trustee. The Equity Units are to be issued pursuant to the Purchase Contract and Pledge Agreement, dated as of May 12, 2008 (the “Purchase and Pledge Agreement”), among the Company, The Bank of New York, as collateral agent, custodial agent and securities intermediary and The Bank of New York, as stock purchase contract agent. This opinion is furnished in accordance with the requirements of Item 601(k) of Regulation S-K under the Securities Act.

In my capacity as Deputy General Counsel of the Company, I have examined (i) the Underwriting Agreement; (ii) the Purchase and Pledge Agreement; (iii) the Indenture; (iv) a form of the Note to be issued by the Company; (v) a form of the Equity Unit to be issued by the Company; (vi) originals, or copies identified to my satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company and other persons; and (vii) such other documents, agreements and instruments as I have deemed necessary as a basis for the opinions hereinafter expressed. In my examinations, I have assumed the genuineness of all signatures, the authenticity of the originals of the documents submitted to me and the conformity to authentic originals of all documents submitted to me as copies. As to factual matters, I have relied upon the truthfulness of the representations of the Company made in the documents discussed above and in certificates of public officials and officers of the Company.

My opinions set forth herein are limited to the federal securities laws of the United States of America, the laws of the State of New York, the Maryland General Corporation Law, the applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws. I do not express any opinion herein concerning any other law or any other matter not expressly addressed below.

Based on the foregoing, I am of the opinion that:

1. The Stock Purchase Contracts relating to the Firm Equity Units (i) have been duly authorized by all necessary corporate action of the Company, (ii) have been duly executed, authenticated and issued in accordance with the terms of the Purchase and Pledge Agreement, (iii) have been delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, and (iv) constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms. The Stock Purchase Contracts relating to the Option Equity Units (i) have been duly authorized by all necessary corporate action of the Company, and (ii) when duly executed, authenticated and issued in accordance with the terms of the Purchase and Pledge Agreement, and when delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2. The Notes relating to the Firm Equity Units (i) have been duly authorized by all necessary corporate action of the Company, (ii) have been duly executed, authenticated and issued in accordance with the terms of the Indenture, (iii) have been delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, and (iv) constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms. The Notes relating to the Option Equity Units (i) have been duly authorized by all necessary corporate action of the Company, and (ii) when duly executed, authenticated and issued in accordance with the terms of the Indenture, and when delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions set forth herein are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including, without limitation, all laws relating to fraudulent transfers) and (ii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law). I am furnishing this opinion solely for the purpose of issuing the Equity Units pursuant to the Registration Statement. This letter may not be relied upon for any other purpose without my express written consent.

I hereby consent to the filing of this opinion as an exhibit to the Form 8-K/A filed with the Commission on August 3, 2009. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Thomas C. Merchant
Thomas C. Merchant
Deputy General Counsel

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